Exhibit (h) (3) (z)
SCHEDULE A
PACIFIC LIFE FUNDS
OPERATING EXPENSE LIMITS UNDER EXPENSE LIMITATION AGREEMENT II
Effective July 1, 2012

	Maximum Operating Expense Limit
	(as a Percentage of average daily net assets)
	Years 1-3	Years 3-10
PL Portfolio Optimization Conservative Fund	0.15%	0.30%
PL Portfolio Optimization Moderate-Conservative Fund	0.15%	0.30%
PL Portfolio Optimization Moderate Fund	0.15%	0.30%
PL Portfolio Optimization Moderate-Aggressive Fund	0.15%	0.30%
PL Portfolio Optimization Aggressive Fund	0.15%	0.30%
PL Floating Rate Loan Fund	0.15%	0.30%
PL Small-Cap Value Fund	0.15%	0.30%
PL Main Street® Core Fund	0.15%	0.30%
PL Emerging Markets Fund	0.15%	0.30%
PL Small-Cap Growth Fund	0.15%	0.30%
PL International Value Fund	0.15%	0.30%
PL Large-Cap Value Fund	0.15%	0.30%
PL Short Duration Bond Fund	0.15%	0.30%
PL Growth LT Fund	0.15%	0.30%
PL Mid-Cap Equity Fund	0.15%	0.30%
PL International Large-Cap Fund	0.15%	0.30%
PL Managed Bond Fund	0.15%	0.30%
PL Inflation Managed Fund	0.15%	0.30%
PL Large-Cap Growth Fund	0.15%	0.30%
PL Comstock Fund	0.15%	0.30%
PL Mid-Cap Growth Fund	0.15%	0.30%
PL Real Estate Fund	0.15%	0.30%
PL Emerging Markets Debt Fund	0.15%	0.30%

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	BY:	/s/ Laurene E. MacElwee

	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	BY:	/s/ Laurene E. MacElwee

	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary